SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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Filed by a Party other than the Registrant [   ]

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[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

Fremont General Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 30, 2002

       NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Fremont General Corporation (the “Company”) will be held at Four Points by Sheraton Santa Monica Hotel, located at 530 West Pico Boulevard, in Santa Monica, California 90401, on Thursday, May 30, 2001 at 2:30 p.m., for the following purposes:

1.	Election of six Directors to serve until the next Annual Meeting or until their successors have been elected and qualified;

2.	Ratification of the appointment of Ernst & Young LLP as independent auditors; and

3.	Transaction of such other business as may be properly brought before the meeting and any postponement or adjournment thereof.

      Stockholders of record at the close of business on April 15, 2002 will be entitled to vote at said meeting and any postponement or adjournment thereof. A list of such stockholders will be open to the examination of any stockholder at the meeting and for a period of ten days prior to the date of the meeting at the executive offices of Fremont General Corporation, located at 2020 Santa Monica Boulevard, 6th Floor, in Santa Monica, California.

      Stockholders are requested to mark their choices, date, sign, and return the enclosed proxy in the enclosed envelope, to which no postage need be affixed if mailed within the United States. If you plan to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

      All stockholders are cordially invited to attend the meeting.

Alan W. Faigin, Secretary

April 25, 2002

PROXY STATEMENT
ITEM 1 ELECTION OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
FREMONT GENERAL CORPORATION STOCK PRICE PERFORMANCE
EMPLOYMENT AGREEMENTS
RETIREMENT AND OTHER BENEFIT PLANS
PRINCIPAL AND MANAGEMENT STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ITEM 2 SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
ANNUAL REPORT TO STOCKHOLDERS AND ADDITIONAL INFORMATION
2003 ANNUAL MEETING -- RECEIPT OF STOCKHOLDER PROPOSALS
OTHER MATTERS

FREMONT GENERAL CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 30, 2002

       This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Fremont General Corporation, a Nevada corporation (hereinafter called the “Company” or “Fremont General”), of proxies to be used at the Annual Meeting of Stockholders to be held on Thursday, May 30, 2002 at 2:30 p.m. at Four Points by Sheraton Santa Monica Hotel, which is located at 530 West Pico Boulevard in Santa Monica, California 90401 and at any postponement or adjournment thereof (the “Annual Meeting”). A form of proxy is enclosed for use at the Annual Meeting. Unless contrary instructions are indicated on the proxy, the persons designated as proxy holders in the proxy card will vote all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) “for” the election of the six nominees for directors named below, “for” ratification of the appointment of Ernst & Young LLP as independent auditors, and as recommended by the Board of Directors with regard to any other matters, or if no recommendation is given, in their own discretion.

      A proxy may be revoked by a stockholder at any time before it is exercised by giving written notice of revocation to the Secretary of the Company or by submitting prior to the time of the Annual Meeting a properly executed proxy bearing a later date. Stockholders having executed and returned a proxy, who attend the meeting and desire to vote in person, whether by proxy, voice vote or ballot, may revoke their prior proxy in that manner.

      The Company will bear the cost of soliciting the proxies. In addition to the use of mails, proxies may be solicited by personal contact, telephone or telegraph, electronically via the Internet and by officers, directors and other employees of the Company. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send or cause to be sent proxy material to, and obtain voting instructions from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing. The Company has engaged Georgeson Shareholder Communications Inc., 17 State Street, New York, New York, to assist with the solicitation of proxies for a fee of $6,000 plus reimbursement for out-of-pocket expenses.

      It is important that your shares are represented and voted at the meeting regardless of the number you may hold. If you are not attending the meeting in person, we ask that you sign, date and return the enclosed proxy card. Instead of submitting your proxy card by mail, you may vote electronically via the Internet or by telephone. The Internet and telephone arrangements are described in greater detail at the bottom of the enclosed proxy card. Please note that there are separate Internet and telephone voting arrangements for shareholders that hold their shares directly in their own name and shareholders that hold their shares through a bank, broker or another. Please check the enclosed proxy card or other information provided by the bank, broker or other holder to determine the voting options available.

      The principal executive office of the Company is located at 2020 Santa Monica Boulevard, 6th Floor, Santa Monica, California 90404. The approximate date when this Proxy Statement and form of proxy are being first sent to stockholders is April 25, 2002.

VOTING SECURITIES AND VOTE REQUIRED

      The close of business on April 15, 2002 (the “Record Date”) has been fixed by the Board of Directors as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

      Shares of common stock, of which 72,613,973 shares were outstanding as of the Record Date, are the only voting securities of the Company. Unless otherwise noted, all statistics as to stock ownership are given as of the Record Date. Each stockholder of record at the close of business on the Record Date is entitled to one vote for each share of common stock then held on each matter to come before the meeting. There is no cumulative voting with respect to the election of directors. The presence in person or by proxy of persons entitled to vote a majority of the outstanding voting shares entitled to vote at any meeting will constitute a quorum for the transaction of business. If such quorum is present, the six nominees for director receiving the highest number of votes will be elected. The affirmative vote of the majority of the shares represented and voting at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as independent auditors for the Company.

      Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. If a broker or nominee has indicated on the proxy that it does not have discretionary authority to vote certain shares (i.e., “broker non-votes”), these shares will be treated as not present and not entitled to vote with respect to that matter. These shares will be counted, however, for quorum purposes and entitled to vote on other matters. With respect to the election of directors and ratification of auditors, abstentions and broker non-votes will have no effect on the outcome of the vote.

      Any executed but unmarked proxies, including those submitted by brokers or nominees, will be voted “for” each of the foregoing proposals and nominees of the Board of Directors, as indicated in the accompanying proxy card.

ITEM 1

ELECTION OF DIRECTORS

      At the Annual Meeting, six directors are to be elected to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified. The shares represented by validly executed proxies will be voted for the election of the nominees named below as directors, unless authority to vote for a director or directors is withheld. If any nominee for any reason presently unknown cannot be a candidate for election or if a vacancy should occur before the election (which events are not anticipated), the shares represented by valid proxies will be voted in favor of the remaining nominees and may be voted for the election of a substitute nominee recommended by the Board of Directors (or the number of authorized directors may be reduced).

      The information set forth below as to each nominee for director has been furnished to the Company by the respective nominees for director:

		Principal Business Experience During Past Five Years	Director
Name	Age	and Certain Other Directorships	Since

James A. McIntyre(1)	69	Chairman and Chief Executive Officer of the Company	1972
Wayne R. Bailey	47	Executive Vice President, Treasurer and Chief Financial Officer of the Company since May 1995; Senior Vice President and CFO of the Company from February 1994 to May 1995; Vice President and CFO from 1990 to 1994. Director and officer of subsidiary companies during the past 16 years.	1996
Thomas W. Hayes(2)(3)	56	Chief Executive Officer and Chairman, TWH Advisors LLC, a consulting services firm since 2002; formerly President and Director of MetWest Securities/Metropolitan West Financial, Inc., a multi-billion dollar investment management company from December 1994 through December 2001; formerly Director of the Financial Restructuring Team/ Financial Advisory, Orange County California from December 1994 to February 1995; Representative, Orange County Investment Pool from 1996 to February 2000; Director of Finance for the State of California from January 1991 to July 1993; Treasurer for the State of California from January 1989 to January 1991; Auditor General for the State of California from January 1979 to January 1989. Director of Fremont Investment & Loan, a subsidiary of the Company.	2001
David W. Morrisroe(2)(3)	69	Retired; Certified Financial Analyst; formerly Vice President, Business and Finance and Treasurer, California Institute of Technology from 1969 to 1996; Director, Huntington Memorial Hospital Board; Member, Huntington Library Investment Committee; Member Emeritus, NASA Space Telescope Institute Council; Member Emeritus, National Optical Observatories Board; Trustee Emeritus, University of San Diego. Director of Fremont Investment & Loan, a subsidiary of the Company.	1989
Louis J. Rampino(1)	49	President and Chief Operating Officer of the Company; Director and officer of the Company and certain subsidiary companies during the past 19 years; employee for 24 years.	1994

		Principal Business Experience During Past Five Years	Director
Name	Age	and Certain Other Directorships	Since

Dickinson C. Ross(2)(3)	78	Retired; formerly Chairman of Johnson & Higgins of California, an international insurance brokerage firm.	1987

(1)	Member of the Executive Committee (Mr. McIntyre, Chairman), which has the authority to exercise the powers of the Board of Directors in the management of the Company in accordance with the policy of the Company when the Board is not in session, except for actions specifically required by statute to be performed by the full Board. There were no meetings of the Executive Committee during 2001.

(2)	Member of the Audit Committee (Mr. Morrisroe, Chairman), which meets at least quarterly with management, the independent public accountants and the internal auditors to make inquiries regarding the manner in which the responsibilities of each are being discharged and reports their findings to the Board of Directors. The Audit Committee also recommends, for the approval of the Board of Directors and ratification by the stockholders, the annual appointment of the independent public accountants with whom the Audit Committee reviews the scope of the audit and non-audit assignments and the related fees, the accounting principles being applied by the Company in financial reporting, the scope of internal financial auditing procedures and the adequacy of internal controls. The Audit Committee met four times during 2001. See “Report of the Audit Committee.”

(3)	Member of the Compensation Committee (Mr. Ross, Chairman), which reviews and makes recommendations to the Board of Directors with respect to the Company’s various compensation programs and administers the Company’s stock option and restricted stock award plans, met three times during 2001. See “Report of the Compensation Committee.”

      The Company’s Board of Directors met five times during 2001. Each nominee for director who served as a director during the past year attended 100% of the meetings of the Board of Directors and of the committees of the Board of Directors on which he served. There is no formal nominating committee of the Board of Directors, but nominations are subject to Board approval.

      The Board of Directors of the Company recommends a vote “FOR” the nominees listed above.

Compensation of Directors

      In addition to a monthly fee of $2,000, a per meeting fee of $1,500 is paid to directors who are not also employees of the Company or any of its subsidiaries for serving as such and for attending regular and special meetings of the Board of Directors and meetings of the various Board committees of which they are members, plus reimbursement for the actual expenses incurred to attend such meetings. No additional compensation is provided for committee members, nor are directors who are also employees of the Company or any subsidiary paid compensation for serving as directors or members of committees of the Board.

      The Board of Directors previously adopted a retirement plan for non-employee directors who retire from active service on the Board after completing at least five consecutive years of service as a director of the Company and attaining the age of 65, but not later than attaining the age of 75. Age restrictions for sitting directors when the plan was adopted were grandfathered. Under the plan, the Company will continue paying monthly service fees equal to the monthly fees then in effect for three years after an eligible director’s retirement from the Board, or, at the Company’s discretion, a lump sum payment of such fees may be made to the retired director. Such benefits as remain owing are extended to the surviving spouse of an eligible director who dies prior to retirement or during the three year period thereafter. In March 2001, Dr. Houston I. Flournoy retired from the Company’s Board of Directors and is eligible to receive fees under this retirement plan until March 2004.

      Under the Company’s Amended Non-Qualified Stock Option Plan of 1989 (the “1989 Plan”), each then seated non-employee director was granted automatically on May 14, 1992, May 13, 1993, May 12, 1994 and on May 11, 1995, a non-qualified stock option to purchase 12,376 shares of the Company’s common stock at the exercise price of $4.445, $6.717, $7.161 and $7.841 per share, respectively. The number of shares and exercise prices have been adjusted to reflect the effect of stock splits and a stock dividend distributed by the

Company after the grant dates of the respective stock options. On May 8, 1997, under the Company’s 1997 Stock Plan (the “1997 Plan”), each then seated non-employee director was granted a non-qualified stock option to purchase 20,000 shares of the Company’s common stock at the exercise price of $14.00 per share (as adjusted for the two-for-one stock split distributed on December 10, 1998). The purchase price per share of common stock covered by each such option on the date it was granted to a non-employee director was the fair market value of the common stock on the grant date. The options became exercisable at the rate of 25% per annum commencing on the first anniversary of their grant date and, unless earlier exercised or terminated, will expire ten years after their grant date. No stock options have been granted to non-employee directors since 1997.

      Each then seated non-employee director was awarded 52,000 shares (as adjusted for the two-for-one stock split distributed on December 10, 1998) of restricted common stock in 1996 under the Company’s 1995 Restricted Stock Award Plan, as amended (the “1995 Plan”). The restrictions on these shares will generally be released at the rate of 10% per year beginning on the first designated release date, commencing in 1997, and on each of the nine anniversaries thereafter, provided that the director is still serving on the Board of Directors and the Company has not exercised its reacquisition option with respect to such shares. In 2001, Mr. Hayes was awarded 24,000 shares of restricted common stock under the 1995 Plan. The restrictions on these shares will generally be released at the rate of 25% per year beginning on the first designated release date, commencing in 2001, and on each of the three anniversaries thereafter, provided he is still on the Board of Directors and the Company has not exercised its reacquisition option with respect to such shares. No other restricted stock awards have been made to non-employee directors since 1996.

      Mr. Hayes and Mr. Morrisroe also serve on the Board of Directors of Fremont Investment & Loan, a subsidiary company, for which Fremont Investment & Loan (“FIL”) pays director fees of $2,000 per month to each of the directors. Mr. Hayes was elected as a director in March 2001. During 2001, Mr. Hayes and Mr. Morrisroe were paid $18,710 and $24,000, respectively. Directors of Fremont Investment & Loan are elected annually. Mr. Hayes also serves on the Board of Directors of Fremont Mortgage Securities Corporation, a subsidiary company of FIL, for which he was paid $1,000 per month through March 2001, after which director fees for his service on that Board were discontinued.

Executive Officers

      The following table sets forth the names, ages, employment dates and positions of the executive officers and certain other officers of the Company and the date each became an officer of the Company (or its predecessor companies). All executive officers have been with the Company for over five years and have served as officers of the Company and its subsidiary companies. Executive officers are elected annually by the

Board of Directors. There are no family relationships among directors, nominees for director and executive officers.

			Employee	Officer
Name	Position	Age	Since	Since

James A. McIntyre	Chairman of the Board and Chief Executive Officer	69	1963	1963
Louis J. Rampino	President and Chief Operating Officer	49	1977	1989
Wayne R. Bailey	Executive Vice President, Treasurer and Chief Financial Officer	47	1986	1989
Raymond G. Meyers	Senior Vice President and Chief Administrative Officer	55	1980	1989
Patrick E. Lamb	Senior Vice President, Controller and Chief Accounting Officer	42	1986	1998
Alan W. Faigin	Secretary and General Counsel	45	1980	1994
Murray L. Zoota	President and Chief Executive Officer of Fremont Investment & Loan(1)	57	1990	1990

(1)	Fremont General Corporation acquired this company in 1990.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

      The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this Report by reference therein.

      The Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During the fiscal year ended December 31, 2001, the Audit Committee met four times. The Audit Committee discussed the interim financial information contained in the quarterly earnings announcement with the Chief Financial Officer, Controller and independent auditors prior to public release. The Audit Committee’s written charter is included in this proxy statement as Appendix A. All members of the Audit Committee are independent as defined in the rules of the New York Stock Exchange.

      Our Committee has reviewed and discussed with management of the Company and with Ernst & Young LLP, the independent auditing firm of the Company, the audited statements of the Company as of December 31, 2001 (the “Audited Financial Statements”). In addition we have discussed with Ernst & Young LLP the matters described in Codification of Statements on Auditing Standards No. 61 (Communication with Audit Committee).

      The Committee received and discussed with Ernst & Young LLP the matters required by Independence Standards Board Statement No. 1 and have discussed with that firm its independence from the Company. We also have discussed with management of the Company and the auditing firm such other matters and received such assurances from them as we deemed appropriate.

      Management is responsible for the Company’s internal controls and the financial reporting process. Ernst & Young LLP is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

      Based on the foregoing review and discussions with management and the independent auditors, and a review of the report of Ernst & Young LLP with respect to the Company’s Audited Financial Statements, and relying thereon, we recommended to the Board of Directors the inclusion of the Audited Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

Audit Committee*

David W. Morrisroe, Chairman
Thomas W. Hayes
Dickinson C. Ross

*  Thomas W. Hayes was elected to the Audit Committee in March 2001.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

      The following Report of the Compensation Committee, and the Stock Performance Graph referenced therein, do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this Report or the Stock Performance Graph by reference therein.

      The Compensation Committee of the Board of Directors of the Company (the “Committee”) is comprised of independent, non-employee directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and Rule
16b-3 under the Exchange Act, respectively. The Compensation Committee reviews and recommends executive compensation levels, cash and equity incentives for executive officers and reports such recommendations to the Board of Directors for its consideration and action. The Committee’s responsibilities include: (a) reviewing compensation policies and programs to ensure that they are consistent with and linked to the Company’s strategies; (b) reviewing and recommending executive compensation levels, cash and equity incentives for executive officers, and any compensation plans in which officers and directors of the Company are eligible to participate and reports such recommendations to the Board of Directors for its consideration and action; (c) assessing the performance of the Chief Executive Officer and other executive officers; (d) ensuring that executive and senior officers’ compensation is based on objective measures of performance at the individual, corporate and applicable business unit level; and (e) administering the Company’s employee stock option, restricted stock, and annual and long term incentive plans. The Committee believes that compensation should be driven by the long term interests of the stockholders and should be directly linked to corporate performance.

      The compensation policy of the Company with respect to its executives and employees has long been and continues to be focused on paying for performance principally as related to achievement of pretax earnings targets. This policy includes all forms of compensation — base salary, bonuses, stock options, restricted stock, benefits and perquisites.

      The Executive Compensation program for officers of Fremont General is composed of three basic components tied to financial objective performance standards: (1) base salary, (2) annual cash bonus opportunity, and (3) long-term cash and stock ownership opportunity. The Company’s compensation policy is to pay its executives for performance at rates that are above the averages of compensation survey data reported by financial, diversified financial and insurance services organizations of comparable size and structure.

      The Committee is provided with reports and data developed by internal Company staff and by retained outside compensation consultants with access to extensive industry data in the compensation area. Also, at the request of the Committee, the Company occasionally retains the services of a leading nationally recognized consulting firm to review its compensation practices in keeping with the stated policy of the Committee, and to ascertain that the Company’s compensation practices are comparable to those of companies in the various market indices reported in the Performance Graph (see “Fremont General Corporation Stock Price Performance”) which have similar businesses, size and performance.

      Compensation Limitations. Under Section 162(m) of the Code, adopted in August 1993, and regulations adopted thereunder, publicly-held companies may be precluded from deducting compensation paid to certain executive officers in excess of $1,000,000 in any one year, excluding from this limit performance-based compensation. The Committee has considered the potential future effects on the Company of Section 162(m) and does not currently anticipate changing its compensation practices solely for the purpose of qualifying such compensation as performance-based within the meaning of Section 162(m).

Base Salary

      Base salary represents only a portion of each executive’s total targeted cash compensation opportunity each year. Individual annual performance criteria are used to adjust the base salary. The annual base salary rates of the Named Executive Officers identified in the Summary Compensation Table are as follows:

Mr. McIntyre remains at $800,000; Mr. Rampino remains at $700,000; Mr. Bailey remains at $600,000; Mr. Meyers remains at $325,000; adjusted in February 2002, Mr. Faigin, from $250,000 to $270,000; and, Mr. Zoota, from $375,000 to $400,000. See “Employment Agreements.”

Management Incentive Compensation Plan (annual bonus plan)

      The Company places significant emphasis on attaining predetermined pretax earnings targets. It provides each executive with an opportunity to earn an annual bonus upon the Company’s achievement of those goals.

      Bonus “targets” represent the balance of each executive’s total targeted annual cash compensation opportunity, and range from 10% to 50% of each executive’s base salary. These individual “target” bonus amounts are set by the Committee at the beginning of the plan year based on available total annual compensation survey data to reflect the ranking and relative level of contribution each executive is expected to make to the achievement of the Company’s predetermined pretax earnings targets. Actual bonuses earned can range from 50% of the executive’s “target” amount for performance at the minimum acceptable earnings level as set by the Committee, to a maximum of three times the “target” amount for earnings substantially in excess of the Company’s goals.

Long Term Compensation

      In addition to annual compensation considerations, the Company has adopted the following three forms of long term compensation that focus the executives on increasing stockholder value over the long term by aligning the interests of the officers with those of the stockholders.

Bonus Opportunity:

      A Long Term Incentive Compensation Plan (“LTICP”) provides for a cash bonus opportunity dependent upon the Company achieving a predetermined cumulative pretax earnings target over a three-year period. The Board of Directors has authorized the Company’s officers to construct a successor plan to the 1996 LTICP, which was in effect for the three-year period beginning January 1, 1996 through December 31, 1998. As of the date of this proxy statement, a new LTICP had not been fully implemented. See “Summary Compensation Table.”

Stock Ownership:

      In determining the number of stock options and stock rights (restricted stock) to grant each executive, the Committee considered a variety of methods to use, including a target gain projection, a present value calculation and a structure based on executive salary grades or salary multiples. The Committee opted to use a salary multiple calculation model, which is common practice where grants are staggered over three to five years. The Committee’s intent in utilizing these methods, coupled with the vesting schedules of four years for each stock option grant and generally ten years for each restricted Stock Right, was to enhance the long term nature of this program and to achieve its goal of linking the financial interests of the executives very closely to those of the stockholders.

•	The 1997 Stock Plan (the “1997 Plan”) provides a long term compensation opportunity for the officers and certain key employees of the Company and its subsidiaries. Stock options and awards of rights to purchase shares of the Company’s common stock (“1997 Plan Stock Right”) may be granted under the 1997 Plan. Stock options granted under the 1997 Plan may be either “incentive stock options,” as defined in Section 422 of the Code, or non-statutory stock options. See “1997 Stock Plan.” No awards were made under the 1997 Plan in 2001.

•	The 1995 Restricted Stock Award Plan, as amended (the “1995 Plan”), also provides a long term compensation opportunity for the officers and certain key employees of the Company and its subsidiaries through awards of rights to purchase shares of the Company’s common stock (“1995 Plan Stock Right”). See “1995 Restricted Stock Award Plan.” During 2001, a total of 25,920 1995 Plan Stock Rights in the form of restricted common stock shares were awarded under the 1995 Plan, including 24,000 shares of restricted stock awarded in May 2001 to Mr. Hayes upon being elected to the Company’s Board of Directors. Restrictions on these 24,000 shares will be released in increments of 25%, with the first 25% released from restrictions on January 1, 2002, and restrictions on the remaining restricted shares scheduled to be released as to 25% per year on each of the three anniversaries thereafter. No awards were made to executive officers during 2001 under the 1995 Plan.

•	The Amended Non-Qualified Stock Option Plan of 1989 (the “1989 Plan”) provides a long term compensation opportunity for the officers of the Company and certain key subsidiary officers. Stock options granted to the participants (“Optionees”) vest at the rate of 25% per year beginning on the first anniversary of each grant and generally have a term of ten years. Following adoption of the 1997 Stock Plan, no additional awards were granted under the 1989 Plan. Forfeited shares under the 1989 Plan pour over into the 1997 Plan and become available for future grants under the 1997 Plan.

      The Company has entered into employment agreements with certain executive officers which include provisions for early release of restrictions on shares awarded to them under the 1995 Plan and 1997 Plan, and for acceleration of vesting of stock options granted to them under the 1989 Plan and 1997 Plan, upon the occurrence of certain events. See “Employment Agreements.”

Split-Dollar Life and Personal Liability Insurance:

•	In May 1996, the Company adopted a Split-Dollar Life Insurance Program (the “Program”) for executive officers and certain other key employees of the Company. See “Split-Dollar Life Insurance Program.” For executive officers, this Program considers the basic group term life insurance coverage of $50,000 paid by the Company for all employees.

•	In June 1997, the Company adopted a Personal Liability Insurance Program for executive officers and certain other key employees of the Company. Participants under this program are provided with personal liability protection of $2 million to $15 million, depending upon the individual participant’s position level with the Company.

Employment Agreements — Executive Officers

      In 2000, the Committee recommended, and the Board of Directors approved, an amendment to the 1994 Employment Agreement with Mr. James A. McIntyre, Chairman and Chief Executive Officer. In 2000, the Committee recommended, and the Board of Directors approved, Employment Agreements with Messrs. Louis J. Rampino, President and Chief Operating Officer, Wayne R. Bailey, Executive Vice President and Chief Financial Officer and Raymond G. Meyers, Senior Vice President and Chief Administrative Officer, and Management Continuity Agreements with Messrs. Alan W. Faigin, Secretary and General Counsel, Murray L. Zoota, President and Chief Executive Officer of Fremont Investment & Loan, and certain other officers. See “Employment Agreements.”

Compensation of the Chief Executive Officer

      With respect to the compensation of James A. McIntyre, Chairman and Chief Executive Officer, the Committee reports:

1. Base Salary — the base salary paid to Mr. McIntyre in 2001 was $800,101 (see “Summary Compensation Table”), which accounted for approximately 84.7% of his total annual compensation earned in 2001. This amount is within the 50th — 75th percentile of salaries paid to Chief Executive Officers in companies of comparable size in the diversified financial services industries.

2. Annual Bonus — no bonus payment was paid to Mr. McIntyre in 2001.

3. Long Term Incentive Compensation Plan (“LTICP”) — The Board of Directors authorized the Company’s executive officers to construct a successor LTICP to its 1996 LTICP, a three-year plan which ran from January 1, 1996 through December 31, 1998 and provided for bonus opportunity dependent upon the Company achieving a predetermined cumulative pretax earnings target during the three-year period. A successor plan has not been fully implemented as of the date of this proxy statement. Mr. McIntyre will participate in such a plan if an LTICP is fully implemented in 2002.

4. Other Compensation — In 2001, other compensation paid to Mr. McIntyre included an automobile allowance of $21,600, Company contributions to the Investment Incentive Plan (the “401(k) Plan”), Supplemental Executive Retirement Plan and Employee Stock Ownership Plan, collectively, $79,305, contributions to fund supplemental medical and personal liability insurance of $4,817, imputed income on supplemental life insurance of $37,203, and $472 for employer-paid non-qualified FICA taxes. The Company advanced a portion of the premiums payable in 2001 ($310,576) on a split-dollar life insurance policy under an agreement between the Company and a trust established by Mr. and Mrs. James A. McIntyre. These advances are secured by a collateral assignment of the policy to the Company. See “Employment Agreements.” Mr. McIntyre also participates in the Company’s Split-Dollar Life Insurance Program under which the Company advanced $140,000 in premiums in 2001. See “Split-Dollar Life Insurance Program.”

      The Company entered into an employment agreement with Mr. McIntyre in 1994 that replaced a prior agreement. In 1996, 1997 and 2000 the Company entered into amendments to this employment agreement. This agreement ensures that the Company will continue to have Mr. McIntyre’s services available to it pursuant to the agreement’s terms. See “Employment Agreements.”

      The Committee’s policies with respect to executive compensation for other executive officers of the Company are substantially the same as those applied to Mr. McIntyre on an appropriate scale based upon scope of responsibility and position level. Each of the other five executive officers reported in the Summary Compensation Table received annual base salaries, auto allowances, restricted stock awards and other compensation (see “Summary Compensation Table”) on substantially the same basis as was applied to the Chief Executive Officer, at lesser rates.

      It remains the primary goal of the Committee to relate compensation to corporate performance and to compensate executives of the Company based principally on achievement of pretax earnings targets in an effort to enhance stockholder value on a long term basis. Bonuses were paid out under the 2001 MICP to Mr. Faigin, Mr. Zoota and certain other officers of the Company. See “Summary Compensation Table.”

      The tables that follow disclose details of compensation paid to the executives of the Company in 2001, as well as that paid in the previous two years. Descriptions of the Company’s employment agreements with its officers and the retirement and benefit plans follow.

Compensation Committee*

Dickinson C. Ross, Chairman
Thomas W. Hayes
David W. Morrisroe

* Mr. Hayes was elected to the Compensation Committee in March 2001.

      The following table and accompanying notes provide information with respect to total compensation earned or paid by the Company to the Chief Executive Officer and the five most highly compensated executive officers of the Company serving at the end of fiscal 2001 (the “Named Executive Officers”) during fiscal years 2001, 2000 and 1999.

EXECUTIVE COMPENSATION

Summary Compensation Table

(Dollars in Thousands)

					Long Term Compensation

	Annual Compensation				Awards		Payouts

					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
		Salary	Bonus	Compensation	Awards	Options	Payouts	Compensation
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	(#)(5)	($)(6)	($)(7)

James A. McIntyre,	2001	$800.1	$—	$144.1	$—	—	$—	$79.3
Chairman and Chief	2000	800.1	—	63.2	—	—	—	145.6
Executive Officer	1999	800.1	—	74.5	1,720.0	—	—	313.9
Louis J. Rampino,	2001	700.1	—	29.5	—	—	—	74.6
President and Chief	2000	692.4	—	114.7	496.9	—	—	126.0
Operating Officer	1999	650.1	—	29.6	1,720.0	—	—	250.1
Wayne R. Bailey,	2001	600.1	—	86.3	—	—	—	61.7
Executive Vice President,	2000	592.4	—	26.5	331.3	—	—	101.3
Treasurer and Chief	1999	550.1	—	25.7	1,478.1	—	—	198.4
Financial Officer
Raymond G. Meyers,	2001	325.1	—	24.7	—	—	—	38.2
Senior Vice President and	2000	325.1	65.0	21.9	—	—	—	61.8
Chief Administrative Officer	1999	325.1	—	22.5	322.5	—	—	116.1
Alan W. Faigin,	2001	250.1	182.2	20.8	—	—	—	32.5
Secretary and General Counsel	2000	240.9	38.0	94.2	195.0	—	—	43.1
	1999	188.9	—	19.7	161.3	—	—	61.6
Murray L. Zoota,	2001	372.2	450.0	23.2	487.5	—	507.5	72.4
President and Chief Executive
Officer, Fremont Investment & Loan

Summary Compensation Table — Explanations

      (1) SALARY includes all regular wages paid to the executive, and any amount which was voluntarily deferred by the executive pursuant to the Investment Incentive Plan (the “401(k) Plan”) and/or the Supplemental Executive Retirement Plan (the “SERP”).

      (2) BONUS for 2000 reflects cash compensation paid as discretionary bonuses. BONUS for 2001 reflects cash compensation paid pursuant to the Company’s Management Incentive Compensation Plan. Bonuses under this Plan are awarded upon the achievement of annual pretax earnings targets as determined by the Board at the beginning of each Plan year. Pretax earnings in a range of 80% to 120% of the predetermined target created a pool for bonuses. Participants were awarded amounts from this pool as a percentage of their base salaries. The percentage is based upon scope of responsibility and position level as determined by the Chief Executive Officer and the Compensation Committee, based upon independent compensation studies.

      (3) OTHER ANNUAL COMPENSATION includes automobile allowances, and amounts paid on behalf of the executive to provide for supplemental medical, life and personal liability insurance. Also includes payment of accrued vacation for Mr. McIntyre, Mr. Rampino, Mr. Bailey and Mr. Faigin. In addition to these amounts, the executive officers of the Company may receive service recognition awards on milestone anniversary years under the Company’s service award program, “perquisites” and other personal benefits. The aggregate amounts of such personal benefits do not exceed the lesser of $50,000 or 10% of the annual salary and bonus reported for any executive officer.

      (4) RESTRICTED STOCK AWARDS represent the fair market value on the date of grant of restricted shares of common stock that were awarded under the 1995 Plan and the 1997 Plan. To date, quarterly cash dividends have been paid on the restricted shares. See “1995 Restricted Stock Award Plan, as amended” and “1997 Stock Plan.” At December 31, 2001 the number and market value ($7.82 per share) of the aggregate restricted stock held by the Named Executive Officers were: Mr. McIntyre, 1,062,200 shares, $8,306,404; Mr. Rampino, 931,660 shares, $7,285,581; Mr. Bailey, 677,800 shares, $5,300,396; Mr. Meyers, 223,000 shares, $1,743,860; Mr. Faigin, 101,250 shares, $791,775; and, Mr. Zoota, 272,250 shares, $2,128,995. The number of shares and market value have been adjusted to reflect the effect of stock splits and a stock dividend distributed by the Company subsequent to the grant dates of the respective restricted stock awards.

      (5) No stock options have been granted since 1997.

      (6) LTIP PAYOUTS represent bonuses earned pursuant to a Long Term Incentive Compensation Plan (“LTICP”). The Company had a 1996 LTICP that provided for bonus opportunity dependent upon the Company achieving a cumulative pretax earnings target for the three-year period from January 1, 1996 through December 31, 1998, the time during which the LTICP was in effect. The Board of Directors has authorized the Company’s officers to construct a successor plan to the 1996 LTICP. As of the date of this proxy statement, a new LTICP had not been fully implemented. A LTICP bonus in the amount of $507,500 was paid to Mr. Zoota in February 2002. See “Long Term Incentive Compensation Plan.”

      (7) ALL OTHER COMPENSATION includes Company contributions to the executive officers’ accounts in the Employee Stock Ownership Plan (the “ESOP”) and the 401(k) Plan, both of which are “qualified defined contribution retirement benefit” plans under the Code, and to the SERP which is a “non-qualified” supplemental retirement plan under the Code. The amounts allocated to each Named Executive Officer in 2001 were:

Name	ESOP	401(k)	SERP

	(Dollars in thousands)
McIntyre	$9.1	$8.7	$61.6
Rampino	9.1	8.7	56.9
Bailey	9.1	8.7	43.9
Meyers	9.1	8.7	20.5
Faigin	9.1	8.7	14.8
Zoota	9.1	8.7	54.7

      The premiums paid in each of the respective years 1999, 2000 and 2001 for the Split-Dollar Life Insurance Program implemented by the Company during fiscal year 1996 were: Mr. McIntyre, $140,000; Mr. Rampino, $74,400; Mr. Bailey, $54,400; Mr. Meyers, $53,200; Mr. Faigin, $15,900; and Mr. Zoota, $48,000. Upon retirement (age 65) the Company will recover its net premium outlays and release the policy when it determines that the policy cash value is sufficient on an actuarial basis to provide the post-retirement benefit. Based upon an “actuarial modified premium test,” the Company estimates the cash value of a Named Executive Officer’s policy on the earliest possible date the premium paid by the Company may be refunded. The present value of the portion of this cash value generated by the premium paid in 2001 was then calculated, and the premium paid in 2001 was subtracted from the result of this present value calculation in current non-discounted dollars. The resulting difference was added to the “term” value of the Named Executive Officer’s insurance policy (calculated pursuant to Internal Revenue Service rules) and included in the All Other Compensation column. A similar calculation was done for premiums paid during 1999 and 2000. See “Split-Dollar Life Insurance Program.” In addition, the Company advanced a portion of the premiums payable in 1999, 2000 and 2001 ($393,596 in 1999, $353,596 in 2000 and $310,576 in 2001) on an individual split-dollar life insurance policy under an agreement between the Company and a trust established by Mr. and Mrs. James A. McIntyre. See “Employment Agreements.”

Option/ SAR Grants in Last Fiscal Year

      There were no stock options or SARs granted during 2001.

Option Exercises and Year-End Option Values

      Each Optionee is responsible for any and all tax liabilities resulting from the exercise of stock options or any portion thereof, subject to contingent rights to surrender or offset shares to satisfy tax withholding obligations. Stock options granted pursuant to the 1989 Plan and the 1997 Plan include tax withholding rights.

      The following table and accompanying notes summarize certain required information regarding outstanding options held by the Named Executive Officers at the end of fiscal 2001. There were no exercises of stock options during 2001 by these officers.

Aggregated Option/ SAR Exercises in Last Fiscal Year

and Fiscal Year-End Option/ SAR Values(1)
(Dollars in Thousands)

	Number of Securities
	Underlying Unexercised		Value of Unexercised
	Options/SARs at		In-the-Money Options/SARs
	FY-End(#)(2)		at FY-End($)(2)(3)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

McIntyre	708,154	—	$49,305	$—
Rampino	405,222	—	40,403	—
Bailey	238,162	—	27,992	—
Meyers	159,702	—	18,318	—
Faigin	—	—	—	—
Zoota	111,650	—	4,026	—

Total	1,622,890	—	$140,044	$—

(1)	There are no SARs outstanding.

(2)	Options and values reported in the table have been adjusted to reflect the two-for-one stock split distributed in December 1998, a three-for-two stock split distributed in February 1996 and a stock dividend distributed in June 1995.

(3)	Value of Unexercised In-The-Money Options at Year End represents the difference between the market value at December 31, 2001 ($7.82 per share) of unexercised options and the respective exercise prices of the options. No representation regarding the “value” of such options is intended.

FREMONT GENERAL CORPORATION STOCK PRICE PERFORMANCE

      The following Stock Price Performance Graph includes comparisons required by the Securities and Exchange Commission (the “SEC”). The Graph does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1933, as amended, except to the extent that the Company specifically incorporates this information by reference therein.

      The graph below compares cumulative total return (i.e., change in stock price plus reinvestment of dividends) of the Company’s common stock measured against the five year cumulative total return of the Standard & Poor’s (“S&P”) Smallcap 600 Index and the S&P Smallcap 600 indices for Savings & Loan Companies and Financial (Diversified), which represent indices selected by the Company as appropriate peer groups. The stock price performance shown in this graph is not necessarily indicative of, and not intended to, suggest future stock price performance.

Comparison of Five Year Cumulative Total Returns

Among Fremont General Corporation, S&P Smallcap 600 Index, and S&P Smallcap 600 Indices
for Savings & Loan and Financial (Diversified) Companies

	At December 31,

Total Return Index	1996	1997	1998	1999	2000	2001

Fremont General Corporation	$100	$179.27	$166.86	$50.23	$20.30	$57.42
S&P Smallcap 600 Index	100	125.58	123.95	139.32	155.76	165.94
S&P Smallcap 600 Indices for:
Savings & Loan Companies	100	171.16	155.99	134.63	211.81	244.53
Financial (Diversified)	100	147.00	162.77	135.81	177.94	101.55

      Assumes $100 invested on December 31, 1996, as adjusted for stock splits and dividends. Total returns assume dividends reinvested on ex-date.

EMPLOYMENT AGREEMENTS

      In 1994, the Compensation Committee recommended and the Board of Directors approved an employment agreement (the “Agreement”) with Mr. James A. McIntyre, Chairman and Chief Executive Officer of the Company, replacing a prior such employment agreement which expired on December 31, 1993. In November 1996, the Compensation Committee recommended and the Board of Directors approved a first amendment to the Agreement (the “First Amendment”) to conform the Agreement with certain provisions of the employment agreements then in effect for Mr. Rampino and Mr. Bailey (see below). The First Amendment (i) adds a definition of “Company Event” (as defined below) to the Agreement; (ii) provides that the unvested and/or restricted portion of any stock option and restricted stock held by Mr. McIntyre will accelerate in full so as to become completely vested and/or unrestricted upon certain terminations of employment or in the event of a “Company Event” (as defined below); and (iii) provides for a “Gross-Up Payment” (as defined below). The Agreement provides for a base salary of $600,000, subject to discretionary increases by the Board of Directors of the Company beginning in 1995. Mr. McIntyre’s annual base salary has been $800,000 since 1998. Mr. McIntyre also participates in all of the bonus and incentive compensation plans and programs generally available to the senior management of the Company, as well as other employee benefit plans maintained by the Company for its employees. In the event Mr. McIntyre’s employment with the Company terminates for any reason other than pursuant to a termination by the Company for cause or as the result of Mr. McIntyre’s death or total disability, Mr. McIntyre will receive a pro-rated portion of his bonuses for the year in which he so terminates. In addition, Mr. McIntyre will become a consultant to the Company. For the first five years of the consultancy, the Company will compensate Mr. McIntyre at an annual rate equal to his base salary at the time his employment terminated. During that period, Mr. McIntyre will also receive, whether by way of reimbursement, direct compensation or otherwise, specified fringe and other benefits. After such five-year period and for the remainder of Mr. McIntyre’s life, Mr. McIntyre will receive an annual amount equal to 50% of his base salary at the time his employment terminated. In the event Mr. McIntyre’s employment terminates as a result of his disability, the Company will pay Mr. McIntyre, for life, an annual amount equal to 50% of his base salary at the time his employment terminated, offset by any disability benefits he receives. In the event of Mr. McIntyre’s death, the Company will pay his estate any earned but unpaid salary, vacation pay and pro-rated bonus amounts accrued to the date of his death.

      In November 1997, the Compensation Committee recommended and the Board of Directors approved a Second Amendment to the Agreement to extend the employment period under the Agreement for an additional term of three years. In November 2000, the Compensation Committee recommended and the Board of Directors approved a Third Amendment to the Agreement to extend the employment period under the Agreement for an additional term of three years. After such additional three-year period, or any extension term, the employment period automatically extends for additional one-year terms unless terminated by either party with at least 90 days’ advance written notice prior to the end of the then-current term.

      In November 1995, a trust established by Mr. and Mrs. James A. McIntyre entered into an agreement with the Company whereby the Company, with the approval of the Compensation Committee of the Board of Directors, agreed to make advances of a portion of the premiums payable on a split-dollar life insurance policy purchased by the trust on the lives of Mr. and Mrs. McIntyre. The Company will be reimbursed the full amounts advanced, without interest, upon the first to occur of (i) the death of the survivor of Mr. and Mrs. McIntyre or (ii) the surrender of the policy. These advances are secured by a collateral assignment of the policy to the Company. During each of the fiscal years 1996 through 1999, the Company advanced $393,596, and during 2000 and 2001 the Company advanced $353,596 and $310,576, respectively, toward the payment of such premium.

      In 1996, the Compensation Committee recommended and the Board of Directors approved Employment Agreements with Mr. Louis J. Rampino and Mr. Wayne R. Bailey. These Employment Agreements were effective as of February 8, 1996, and have a term of three years, which term automatically extended for an additional three years on February 8, 1998. In 2000, the Compensation Committee recommended and the Board of Directors approved Employment Agreements with Messrs. Louis J. Rampino, Wayne R. Bailey and Raymond G. Meyers. These Employment Agreements, which were effective as of February 25, 2000, have a rolling 36 month term, such that on each day of employment, the Executive has 36 months remaining on his respective Employment Agreement. The material terms of these agreements provide for base salaries as of the February 25, 2000 effective date of $700,000 for Mr. Rampino, $600,000 for Mr. Bailey and $325,000 for Mr. Meyers, which are their current base salary levels. These base salaries will be reviewed annually, and may be increased or decreased at the Committee’s discretion but not below these levels. These executives will participate in any annual and/or longer term incentive plan(s), as well as any retirement, welfare or other benefit plans made available to other senior officers. In the event of a “Company Event” (as defined below), or in the event of termination of employment, other than a voluntary termination or a termination by the Company for cause, but including death or total disability (a “Termination”), the Company will pay the executive officer (or his heirs) the equivalent of three years of base salary at the then current rate, along with pro-rata portions of any annual and/or longer term incentive plan(s). In addition, upon such a Company Event or Termination (other than as a result of the executive’s death) the executive will continue to be provided welfare and other employee benefits for up to three years and the unvested and/or restricted portion of any stock option or restricted stock held by the executive at the time of such Termination will accelerate in full so as to become completely vested and/or unrestricted. Upon such a Company Event or Termination a cash payment equal to the aggregate stock option exercise price attributable to any then outstanding stock options will be paid to the executive.

      In 2000, the Company entered into Management Continuity Agreements with Mr. Alan W. Faigin, effective April 1, 2000, and with Mr. Murray L. Zoota, effective May 15, 2000, which provide that upon a termination of employment in the event of a Company Event (as defined below), the unvested and/or restricted portion of any stock option and restricted stock held by the executive will accelerate in full so as to become completely vested and/or unrestricted. The Agreements provide for a base salary of $250,000 for Mr. Faigin and $350,000 for Mr. Zoota, which are to be reviewed annually, and may be increased or decreased at the Committee’s discretion subject to the terms of this Agreement. Current annual base salaries for Mr. Faigin and Mr. Zoota are $270,000 and $400,000, respectively. These Agreements do not have a specified term. Mr. Faigin and Mr. Zoota will participate in annual and/or longer term incentive plan(s), as well as any retirement, welfare or other benefits made available to other senior officers of the respective participating companies. During 2000 and 2001, the Company entered into Management Continuity Agreements with other officers of the Company and its subsidiary companies that have substantially the same terms as those with Mr. Faigin and Mr. Zoota, except for base salary amounts.

      For purposes of the agreements discussed above, a “Company Event” is defined to have occurred when any one of the following events occurs: (i) any “person” or “group” acquires 30% or more of the total voting power represented by outstanding securities of the Company; (ii) the occurrence of certain changes in the composition of the Board of Directors; (iii) the stockholders approve a merger or consolidation of the Company involving a 50% or more change in ownership of the total voting power represented by the Company’s outstanding securities; (iv) the stockholders approve a complete liquidation or sale of all or substantially all of the assets of the Company; or, (v) James A. McIntyre, while serving as Chairman of the Board of Directors, has a conservator of his person appointed or dies.

      For purposes of the agreements discussed above, to the extent that any payments made to the executive by the Company trigger the excise tax pursuant to the Internal Revenue Code Sections 280G and 4999, or any comparable federal, state or local excise tax, additional payments will be made to the executive so that after taxes, the net economic effect to such executive will be the same as if such taxes did not apply to such executive. These additional payments are referred to as “Gross-Up Payments.”

RETIREMENT AND OTHER BENEFIT PLANS

Investment Incentive Plan (the “401(k) Plan”)

      The 401(k) Plan has qualified as an employee retirement plan under Section 401(a) and 401(k) of the Code. Participation is optional for employees once they are eligible to participate.

      Under the 401(k) Plan, employees may elect to have up to 15% of their eligible compensation deferred and deposited with the plan trustee which will invest the money at the employee’s discretion among a variety of investment funds including Company stock. Employee contributions are matched by the Company at a rate determined annually by the Board. In 2001 this matching rate was $0.85 for every dollar contributed up to 6% of eligible compensation. The Company may make additional contributions in its discretion. Company contributions during 2001 to eligible employee participants were in shares of Company common stock. All employee contributions are 100% vested. Vesting in Company matching and other contributions accrues over a period of years. Disbursement of the employee’s account balance will occur upon retirement, termination of employment, total disability or death. Shares of the Company’s common stock held in the 401(k) Plan and allocated to participants’ accounts are voted by the 401(k) Plan’s Trustee upon instructions from the participants.

Employee Stock Ownership Plan (the “ESOP”)

      In 1989, the Company adopted the ESOP, which is a qualified retirement plan as defined by the Internal Revenue Service. Under the Plan, the Company contributes cash and/or stock to be held in trust for eligible employee participants. Contributions are made in amounts the Board deems appropriate and reasonable, taking into account the financial performance of the participating companies. In general, contributions have ranged between zero and 15% of the eligible compensation of each employee participant. The contributions to each eligible participating employee of participating companies are allocated as a percentage of the employee’s eligible compensation. Company contributions during 2001 to eligible employee participants were in shares of Company common stock.

      On December 31, 2001 the ESOP had no unallocated shares and had 4,511,936 shares of Company common stock allocated to its participants’ individual accounts, representing 6% of the outstanding shares of common stock of the Company on that date as adjusted for stock dividends and stock splits. Shares held by the ESOP are voted by the ESOP’s Trustee upon instructions from the participants to whose accounts the stock is allocated, and by the ESOP committee appointed by the Board as to any unallocated shares of stock. The committee is comprised of Messrs. James A. McIntyre, Louis J. Rampino, Wayne R. Bailey, Raymond G. Meyers and Dickinson C. Ross. Benefits from the ESOP are paid out upon retirement, termination of employment, permanent disability or death.

Supplemental Executive Retirement Plan (the “SERP”)

      The SERP is a mechanism for providing full benefits to those executives subject to IRS Code limitations. These limits may affect (i) the amount of eligible compensation permitted to be deferred into the Company’s 401(k) Plan, and (ii) the amount of any ESOP contribution declared by the Board to be allocated to the ESOP. In addition, employee compensation deferrals under the SERP, in combination with the employee’s 401(k) compensation deferrals, may equal up to 100% of total eligible compensation. The SERP is a non-qualified plan within the meaning of the Code. Compensation deferrals under the SERP are deposited to a grantor trust. The assets of the SERP remain those of the Company until the SERP’s benefits are paid out upon retirement, termination, death or disability, or termination of the SERP. In January 2001, the Company terminated its SERP, and all assets of the SERP were paid out to SERP participants, including the executive officers. In March 2001 a new SERP was adopted and implemented.

1997 Stock Plan (the “1997 Plan”)

      In April 1997, the Board of Directors approved the 1997 Plan. The 1997 Plan became effective upon approval by the Company’s stockholders in May 1997 and will continue in effect for a term of ten years unless earlier terminated. The 1997 Plan provides a long term compensation opportunity for the officers and certain key employees of the Company and its subsidiaries, and is designed to attract and retain these individuals and to align interests of such individuals with those of the stockholders through equity ownership.

      Stock options granted under the 1997 Plan may be either incentive stock options, as defined in Section 422 of the Code, or non-statutory stock options. Non-statutory stock options and awards of rights to purchase shares of the Company’s common stock (“Stock Rights”) may be granted under the 1997 Plan to employees, directors and consultants of the Company or of any parent or subsidiary of the Company. Incentive stock options may be granted only to employees. A Stock Right may award the recipient shares of common stock or may give the recipient the right to purchase common stock. Shares received or purchased pursuant to a Stock Right are subject to a restricted stock agreement between the Company and the recipient. Unless the 1997 Plan Administrator determines otherwise, such agreement gives the Company a reacquisition option exercisable upon the termination of the recipient’s employment, directorship or consulting relationship with the Company. All shares of common stock awarded as Stock Rights under the 1997 Plan are subject to the Company’s reacquisition option and may not be sold by the recipients until these restrictions lapse. The reacquisition option lapses at a rate determined by the 1997 Plan Administrator. Ten percent of each 1997 Plan Participant’s shares are generally released from the Company’s reacquisition option on the first designated release date and on each of the nine anniversaries thereafter, provided that the 1997 Plan Participant’s status as an employee, director or consultant has not terminated and the Company has not exercised its reacquisition option. Pending release of the restrictions, all of the Stock Right shares issued under the 1997 Plan are held in escrow by the Company for the account of each 1997 Plan Participant. Forfeited 1997 Plan shares are retired and become available for reissuance under the 1997 Plan’s authorized shares. Upon a Change of Control of the Company, 100% of the restricted shares awarded under the 1997 Plan outstanding at that time will become unrestricted and will be released from the Company’s reacquisition option. Under the terms of the officers’ Employment Agreements and/or Management Continuity Agreements, upon the occurrence of a Company Event, the release of restrictions will be accelerated on any restricted shares issued to them such that all such shares will become completely unrestricted. See “Employment Agreements.”

      The 1997 Plan is administered by the Compensation Committee of the Board of Directors. Participants are entitled to the rights of stockholders with respect to shares issued to them under the 1997 Plan, including the right to vote such shares and to receive cash and stock dividends, subject to the restrictions under the 1997 Plan. The number of shares of common stock awarded under and subject to the 1997 Plan will be proportionately adjusted for stock dividends and stock splits. As of February 28, 2002, 2,448,984 shares of common stock (as adjusted for the two-for-one stock split distributed on December 10, 1998) were reserved for issuance under the 1997 Plan, including forfeitures and the shares available for grant under the 1989 Plan that have poured over into the 1997 Plan since May 8, 1997. Under the terms of the 1997 Plan, annually in May, an increase will be made to the shares authorized for issuance under the 1997 Plan in an amount equal to (i) the number of shares awarded under the 1997 Plan during the preceding year or (ii) a lesser amount determined by the Board of Directors. The number of shares of common stock awarded under the 1997 Plan will be proportionately adjusted for stock dividends and stock splits.

      During 2001, no shares of restricted common stock were issued under the 1997 Plan. As of February 28, 2002 there were 3,436,850 restricted shares that were still subject to the Company’s reacquisition option and 40,000 stock options outstanding under the 1997 Plan. No shares of restricted stock and no stock options were awarded to the Named Executive Officers in 2001 under the 1997 Plan.

1995 Restricted Stock Award Plan, As Amended (the “1995 Plan”)

      In November 1995, the Board of Directors approved the 1995 Plan. The 1995 Plan became effective upon adoption by the Board in November 1995 and will continue in effect for a term of ten years unless earlier terminated. The 1995 Plan is a long term employee benefit plan for officers, directors and employees that is designed to attract and retain these individuals and to maximize stockholder value by aligning the interests of such individuals with those of the stockholders through equity ownership. The 1995 Plan’s goals are to be achieved by providing participants with awards of restricted common stock.

      All shares of common stock awarded under the 1995 Plan are subject to the Company’s reacquisition option and may not be sold by the 1995 Plan Participants until this option lapses. Ten percent of each 1995 Plan Participant’s shares are generally released from the Company’s reacquisition option on the first designated release date and on each of the nine anniversaries thereafter, provided that the 1995 Plan Participant’s status as an employee or director has not terminated and the Company has not exercised its reacquisition option. All of the shares issued under the 1995 Plan are held in escrow by the Company for the account of each 1995 Plan Participant pending the release from the Company’s reacquisition option. If 1995 Plan shares are forfeited to the Company, they will become available for future awards under the 1995 Plan. Upon a Change of Control of the Company, 100% of the shares awarded under the 1995 Plan will become unrestricted and will be released from the Company’s reacquisition option. Under the terms of the officers’ Employment Agreements and/or Management Continuity Agreements, upon the occurrence of a Company Event, the release of restrictions will be accelerated on any restricted shares issued to them such that all such shares will become completely unrestricted. See “Employment Agreements.”

      The 1995 Plan is administered by the Compensation Committee of the Board of Directors. Participants are entitled to the rights of stockholders with respect to shares awarded to them under the 1995 Plan, including the right to vote such shares and to receive cash and stock dividends, subject to the restrictions under the 1995 Plan. The number of shares of common stock awarded under the 1995 Plan will be proportionately adjusted for stock dividends and stock splits.

      During 2001, awards totaling 25,920 shares of restricted common stock were granted under the 1995 Plan. As of February 28, 2002 there had been 3,783,900 restricted stock shares awarded and issued, net of forfeitures, pursuant to the 1995 Plan since its inception. As of February 28, 2002, there were 1,466,968 of such shares that were still subject to restriction pursuant to the Company’s reacquisition option. The numbers of shares have been adjusted to reflect the effect of stock splits and a stock dividend distributed by the Company after the grant dates of the respective restricted stock awards. In 2001 no shares of restricted stock were awarded to the Named Executive Officers under the 1995 Plan.

Amended 1989 Non-Qualified Stock Option Plan (the “1989 Plan”)

      In 1989 the Board adopted, and the stockholders approved, the 1989 Plan which is administered by the Compensation Committee of the Board. Subsequently, the Board adopted and the stockholders approved amendments to the 1989 Plan. The 1989 Plan provides long term compensation opportunities for officers of the Company and certain key subsidiary executives. Stock options were granted to such individuals in each year from 1989 to 1994, and provide for the right to acquire shares of the common stock of the Company at a price based upon the fair market value on the date of grant. In determining the number of options to grant to each executive, the Committee used a salary multiple calculation that was set at levels consistent with the ranking of their respective positions. Non-employee directors were granted stock options under the non-discretionary provisions of the 1989 Plan in each year from 1989 to 1995. Stock options granted under the 1989 Plan have a term of ten years, and vested annually at the rate of 25% per year beginning on the first anniversary of the date of grant. Following adoption and approval of the 1997 Plan, all shares available for awards under the 1989 Plan flowed into the 1997 Plan, such that no additional awards will be made under the 1989 Plan. If 1989 Plan shares are forfeited they become available for issuance under the 1997 Plan. As of February 28, 2002 there were 1,691,602 stock options outstanding under the 1989 Plan.

Split-Dollar Life Insurance Program

      In May 1996, the Company adopted a Split-Dollar Life Insurance Program for Executive Officers and certain other key employees of the Company (the “Program”). Participants under the Program are provided with individual permanent life insurance policies, with death benefit limits of 2 or 2  1/2 times compensation (depending upon the individual participant’s position level with the Company), less the $50,000 of basic group term life insurance coverage paid by the Company for all employees, and with a cash value that accumulates over time. The policy is owned by the participant. Participants are entitled to any excess cash surrender values over premiums paid by the Company upon termination of employment. The Company pays all premiums and retains a collateral interest in the policy equal to the amount of such premiums. The Company will recover this collateral interest when the insured participant reaches age 65, after ten policy years, when the policy is fully or partially surrendered, or upon payment of the death benefit.

Long Term Incentive Compensation Plan

      The Board of Directors has authorized the Company’s executive officers to construct a new Long Term Incentive Compensation Plan (the “LTICP”) as a successor plan to the 1996 LTICP, which ran from January 1, 1996 through December 31, 1998. As of the date of this proxy statement, a successor plan had not been fully constructed or implemented. Generally, the LTICP was a three year plan designed to provide incentive to executives and other key employees to achieve the cumulative pretax earnings targets of the Company for a three-year period by linking a substantial portion of their compensation to the long-range growth and increased value of the Company. The LTICP provides for a bonus opportunity dependent upon the Company achieving a predetermined cumulative pretax earnings target during the three-year period, and as a function of a participant’s base salary for the period. Bonuses earned under the LTICP become payable in cash after the maturity date. Participants and earnings targets were designated by the Board of Directors at the LTICP’s inception.

      Bonuses earned under the LTICP during the period January 1, 1997 through December 31, 2001 were payable in cash and were paid out in February 2002, including a bonus payment to Mr. Zoota. See “Summary Compensation Table.”

2001 Management Incentive Compensation Plan

      The 2001 Management Incentive Compensation Plan (the “MICP”) was adopted by the Board of Directors effective January 1, 2001 and matured on December 31, 2001. Participants and earnings targets were designated at the beginning of 2001 by the Board of Directors based upon the Compensation Committee’s recommendations. The MICP provides executives with an opportunity to earn an annual bonus upon achievement of the predetermined pretax earnings targets set by the Board. Pretax earnings in a range of 80% to 120% of the predetermined target create a pool for bonuses. Participants are awarded amounts from this pool as a percentage of their base salaries. Bonus “targets” represent the balance of each participant’s total targeted annual cash compensation opportunity and range from 10% to 50% of each executive’s base salary. These individual “target” bonus amounts are set by the Compensation Committee at the beginning of the MICP’s plan year based on available total annual compensation survey data to reflect the ranking and relative level of contribution each participant is expected to make to the achievement of the Company’s predetermined pretax earnings targets. Actual bonuses earned can range from half of the executive’s “target” amount for performance at the minimum acceptable earnings level to a maximum of three times the “target” amount for earnings substantially in excess of the Company’s goals. Bonuses were paid to Mr. Faigin and to Mr. Zoota under the 2001 MICP. See “Summary Compensation Table.”

Personal Liability Insurance Program

      In June 1997, the Company adopted a Personal Liability Insurance Program for executive officers and certain other key employees of the Company. Participants under this program are provided with personal liability protection of $2 million to $15 million, depending upon the individual participant’s position level with the Company.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

      Except as otherwise provided, the following table sets forth certain information as of February 28, 2002 with respect to shares of the Company’s common stock held by the only persons known to the Company to be the beneficial owners of more than 5% of such stock. For purposes of this Proxy Statement, the term “beneficial ownership” of securities as used herein is defined in accordance with the rules of the SEC and means generally the power to vote or to exercise investment discretion with respect to securities, regardless of any economic interests therein, or to acquire securities on or within 60 days of the applicable date of determination. The following table also sets forth certain information as of February 28, 2002 with respect to shares of the Company’s common stock beneficially owned by each director, nominee for director, Named Executive Officer and by all directors, nominees for director and executive officers as a group. The shares represented in the table have been adjusted to reflect stock splits and dividends. On February 28, 2002, the Company had 70,933,485 shares of common stock outstanding.

Common Stock Beneficially Owned

	Amount and Nature
	of Beneficial
	Ownership		Percent
Name	(Shares)		of Class

Putnam Investments, LLC	5,488,332	(1)	7.7%
Dimensional Fund Advisors Inc.	4,839,500	(2)	6.8%
James A. McIntyre	9,771,233	(3)(4)	13.6%
Louis J. Rampino	1,796,638	(3)(5)	2.5%
Wayne R. Bailey	1,162,581	(3)(6)	1.6%
Raymond G. Meyers	566,198	(3)(7)	*
Alan W. Faigin	103,249	(8)	*
Murray L. Zoota	519,153	(3)(9)	*
Dickinson C. Ross	131,318	(3)(10)	*
David W. Morrisroe	118,228	(3)(11)	*
Thomas W. Hayes	25,500	(12)	*

All directors, nominees, Named Executive Officers and executive officers as a group (10 persons)	14,318,313	(3- 12)	19.7%

*	Less than 1%.

(1)	Putnam Investments, LLC (“PI”), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., has reported on its Schedule 13G dated February 5, 2002 that it was the beneficial owner of such shares at December 31, 2001, and stated that it has shared voting powers with respect to 1,523,950 such shares and dispositive powers with respect to all such shares. PI stated in its Schedule 13G that “PI wholly owns two registered investment advisers: Putnam Investment Management, LLC, which is the investment adviser to the Putnam family of mutual funds (2,004,300 such shares) and The Putnam Advisory Company, LLC, which is the investment adviser to Putnam’s institutional clients (3,484,032 such shares). Both subsidiaries have dispository power over the shares as investment managers, but each of the mutual fund’s trustees have voting power over the shares held by each fund, and The Putnam Advisory Company, LLC has shared voting power over the shares held by the institutional clients.” The address of PI is One Post Office Square, Boston, Massachusetts 02109. The Company is unaware of any subsequent change in PI’s beneficial ownership.

(2)	Dimensional Fund Advisors, Inc. has reported on its Schedule 13G dated January 30, 2002 that it was the beneficial owner of such shares at December 31, 2001, and stated that it has sole voting and dispositive powers with respect to all such shares. The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. The Company is unaware of any subsequent change in Dimensional Fund Advisors, Inc.’s beneficial ownership.

(3)	Includes shares (“option shares”) which directors, nominees, Named Executive Officers and executive officers own directly or indirectly or have a right to acquire on or within 60 days of February 28, 2002 through the exercise of stock options granted under the 1989 Plan and 1997 Plan.

(4)	Includes (i) 3,483,728 shares held by the James A. McIntyre Living Trust under which Mr. James A. McIntyre is the trustee and holds a vested beneficiary ownership, (ii) 20,000 shares held by the James A. McIntyre 1994 Charitable Remainder Unitrust under which Mr. McIntyre is the trustee, (iii) 50,700 shares held by the James A. McIntyre Grandchildren’s Trust under which Mr. McIntyre is the trustee, (iv) 10,000 shares held by the James A. McIntyre 1998 Charitable Remainder Unitrust under which Mr. McIntyre is the trustee, (v) 3,000,000 shares held by the Padaro Partnership, L.P. The James A. McIntyre Living Trust (of which Mr. McIntyre is trustee and holds a vested beneficiary interest) as general partner, owns 66.7% of the common stock interest (2,000,000 shares) held in the Padaro Partnership, L.P. Mr. James A. McIntyre, as the limited partner, owns 33.3% (1,000,000 shares) of the common stock interest held in the Padaro Partnership, L.P. and holds a vested beneficiary interest, (vi) 708,154 stock option shares which Mr. McIntyre has the right to exercise within 60 days of the date of the table, (vii) 737,371 shares owned directly or beneficially through the trustee(s) of the employee retirement or other benefit plans, (viii) 1,161,280 shares of restricted common stock, and (ix) 600,000 shares which were given by the James A. McIntyre Living Trust between 1997 and 2001 to the McIntyre Foundation in which Mr. McIntyre has no pecuniary interest but shares dispository power through his position on its board of directors. In addition, 65,000 units of Company 9% Preferred Securities, less than 1% of the Preferred Securities issued and outstanding, are held by the James A. McIntyre 1994 Charitable Remainder Unitrust, 4,000 units of Preferred Securities are held by the James A. McIntyre Living Trust and 1,000 units of Preferred Securities are held by the James A. McIntyre Grandchildren’s Trust. The Severn Trust, a Charitable Remainder Trust under which Mr. McIntyre’s mother is Trustee, holds $1,550,000, aggregate principal amount, of the Company’s 7.7% Series B Senior Notes Due 2004. Mr. McIntyre disclaims beneficial ownership of these Senior Notes.

(5)	Includes 1,019,278 restricted shares awarded under the 1995 Plan and 1997 Plan and 166,307 shares owned directly or beneficially through the trustee(s) of the employee retirement or other benefit plans. Also includes exercisable options to purchase 405,222 shares on or within 60 days of the date of the table.

(6)	Includes 787,120 restricted shares awarded under the 1995 Plan and 1997 Plan and 115,847 shares owned directly or beneficially through the trustee(s) of the employee retirement or other benefit plans. Also includes exercisable options to purchase 238,162 shares on or within 60 days of the date of the table.

(7)	Includes 284,400 restricted shares awarded under the 1995 Plan and 1997 Plan and 22,096 shares owned directly or beneficially through the trustee(s) of the employee retirement or other benefit plans. Also includes exercisable options to purchase 159,702 shares on or within 60 days of the date of the table. In addition, Mr. Meyers owns 1,600 units of Preferred Securities, less than 1%.

(8)	Includes 87,000 restricted shares awarded under the 1995 Plan and 1997 Plan and 14,749 shares owned directly or beneficially through the trustee(s) of the employee retirement or other benefit plans.

(9)	Includes 233,600 restricted shares awarded under the 1995 Plan and 1997 Plan and 72,694 shares owned directly or beneficially through the trustee(s) of the employee retirement or other benefit plans.

(10)	Includes 67,104 shares held by the D. C. Ross Separate Property Trust, of which Mr. Ross is the trustee and holds a vested beneficiary interest, and 11,714 shares held by the Ross Community Property Trust, of which Mr. Ross is a trustee and holds a vested beneficiary interest. Includes exercisable options to purchase 20,000 shares on or within 60 days of the date of the table and 20,800 restricted shares awarded under the 1995 Plan. In addition, Mr. Ross’ wife owns 1,300 shares through her separate property trust for which Mr. Ross disclaims beneficial ownership.

(11)	Includes 47,476 shares held by the Morrisroe Family Trust, of which Mr. Morrisroe is a trustee and holds a vested beneficiary interest. Includes exercisable options to purchase 44,752 shares on or within 60 days of the date of the table, and 20,800 restricted shares awarded under the 1995 Plan. In addition, Mr. Morrisroe owns beneficially in the Morrisroe Family Trust, 2,000 units of Preferred Securities, less than 1%.

(12)	Includes 500 shares held by the Hayes Family Trust, of which Mr. Hayes is a trustee and holds a vested beneficiary interest, and 18,000 restricted shares awarded under the 1995 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      During 2001, and as of the date of this proxy statement, there have been no relationships, transactions or currently proposed transactions between the Company or any of its subsidiaries and any executive officer, director, nominee for director, 5% beneficial owner of the Company’s Common Stock, or member of the immediate family of the aforementioned in which one of these individuals or entities had an interest of more than $60,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership of common stock and other securities of the Company with the SEC and the New York Stock Exchange. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on review of reports furnished to it or written representations from the Reporting Persons, the Company believes that with respect to the fiscal year ended December 31, 2001, all the Reporting Persons complied with all applicable Section 16(a) filing requirements, except that Mr. David W. Morrisroe, a director of the Company, filed a late Form 4.

ITEM 2

SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      The firm of Ernst & Young LLP, independent certified public accountants, has served as the Company’s principal independent auditors since 1972, and is familiar with the business and operations of the Company and its subsidiaries. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement and will be available to answer appropriate questions.

      On February 21, 2002, upon recommendation of its Audit Committee, the Board of Directors approved the firm of Ernst & Young LLP to be the Company’s independent certified public accountants for the year 2002, to audit the books of account and records of the Company and to make a report thereon to the stockholders and the Board of Directors. Ratification of Ernst & Young LLP as the Company’s auditors for the year 2002 will be submitted to the stockholders for their approval at the Annual Meeting.

Principal Accounting Firm Fees

Audit Fees	$1,295,580
Financial Information Systems Design and Implementation Fees	—
All Other Fees	—

Total	$1,295,580

      The Board of Directors recommends a vote “FOR” the ratification of Ernst & Young LLP as independent auditors. If not otherwise specified, proxies will be voted “FOR” Ernst & Young LLP as the Company’s independent auditors for 2002.

ANNUAL REPORT TO STOCKHOLDERS AND ADDITIONAL INFORMATION

      The Company’s Annual Report for the fiscal year ended December 31, 2001 was mailed on or about April 25, 2002 to stockholders of record on April 15, 2002. The Annual Report does not constitute, and should not be considered, a part of this proxy solicitation material, except as otherwise expressly provided.

      The Company will provide, without charge, to any stockholder who so requests in writing, a copy of the Company’s Annual Report filed with the SEC on Form 10-K for the year ended December 31, 2001, without exhibits. Requests should be directed to Marilyn I. Hauge, Assistant Secretary of the Company, at 2020 Santa Monica Boulevard, 6th Floor, Santa Monica, CA 90404. You may also view the document filed on EDGAR at the SEC’s web site at: http://www.sec.gov.

2003 ANNUAL MEETING — RECEIPT OF STOCKHOLDER PROPOSALS

      Any stockholder proposal must be submitted in writing to Alan W. Faigin, Secretary of the Company, at 2020 Santa Monica Boulevard, 6th Floor, Santa Monica, CA 90404, and received by December 28, 2002 if it is to be considered for inclusion in the Company’s 2003 proxy materials. Any such proposal must comply with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

      If a stockholder submits a proposal at the Company’s Annual Meeting of Stockholders to be held in 2003 other than in accordance with Rule 14a-8, and does not provide notice of such proposal to the Company by March 12, 2003, the holders of any proxy solicited by the Company’s Board of Directors for use at such meeting will have discretionary authority to vote with respect to any proposal as to which timely notice is not given.

OTHER MATTERS

      The Board of Directors does not know of any matter to be presented for consideration at the Annual Meeting that is not listed on the Notice of Annual Meeting and discussed above. If any such other business should properly come before the Annual Meeting, the shares represented at the Annual Meeting by the proxies and voting instructions solicited hereby will be voted in accordance with the judgment of the proxy holders.

By Order of the Board of Directors

Alan W. Faigin, Secretary

Dated: April 25, 2002

APPENDIX A

FREMONT GENERAL CORPORATION

AUDIT COMMITTEE CHARTER
(NYSE Listed Company)

      The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of Fremont General Corporation, a Nevada corporation (“the Company”), (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company’s internal and external auditors.

      The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange. The members of the Audit Committee shall be appointed by the Board on the recommendation of the Corporate Governance Committee.

      The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

      The Audit Committee shall make regular reports to the Board.

      The Audit Committee shall:

1. Review and reassess the adequacy of this Charter annually and submit it to the Board for approval.

2. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company’s financial statements.

3. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments, if any, made in connection with the preparation of the Company’s financial statements.

4. Review with management and the independent auditor the Company’s quarterly financial statements prior to the release of quarterly earnings.

5. Meet periodically with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

6. Review major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

7. Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

8. Approve the fees to be paid to the independent auditor.

9. Receive periodic reports from the independent auditor regarding the auditor’s independence, discuss such reports with the auditor, and if so determined by the Audit Committee, recommend that the Board take appropriate action to insure the independence of the auditor.

10. Evaluate the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

11. Review the appointment and replacement of the senior internal auditing executive.

12. Review the significant reports to management prepared by the internal auditing department and management’s responses.

A-1

13. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

14. Obtain from the independent auditor assurance that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

15. Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company’s subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Conduct.

16. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

17. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company’s response to that letter. Such review should include:

(a) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

(b) Any changes required in the planned scope of the internal audit.

(c) The internal audit department responsibilities, budget and staffing.

18. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

19. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Conduct.

20. Review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

21. Meet at least annually with the chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company’s Code of Conduct.

***

A-2

[FREMONT LOGO]	FREMONT GENERAL CORPORATION Board of Directors Proxy ANNUAL MEETING OF STOCKHOLDERS: May 30, 2002

Patrick E. Lamb and Raymond G. Meyers, or either of them, with full power of substitution, are hereby appointed by the signatory of this Proxy to vote all shares of Common Stock held by the signatory on April 15, 2002, at the Annual Meeting of Stockholders of Fremont General Corporation, or any postponement or adjournment thereof, on each of the items on the reverse side and in accordance with the directions given there and, in their discretion, on all other matters that may properly come before the Annual Meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE OR
IF NO DIRECTION IS GIVEN WILL BE VOTED FOR ITEMS 1 AND 2.

(Continued, and to be dated and signed on reverse side)

Ù   FOLD AND DETACH HERE   Ù

YOUR VOTE IS IMPORTANT TO THE COMPANY

YOU MAY VOTE BY TELEPHONE OR THE INTERNET
USING THE INSTRUCTIONS ON THE REVERSE SIDE

OR

PLEASE SIGN AND RETURN YOUR PROXY BY
TEARING OFF THE TOP PORTION OF THIS SHEET
AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE

You may opt to receive future proxy and shareholder materials by
ELECTRONIC DELIVERY and/or to HOUSEHOLD the delivery of these documents by checking the appropriate boxes on the reverse side. The Securities and Exchange
Commission enacted a rule that allows multiple shareowners residing at the same address the convenience of receiving a single copy of such documents provided to shareowners (to “Household”) if they consent to do so.

The Board of Directors recommends votes FOR Items 1 and 2

Please make your votes as indicated in this example

WITHHOLD
			FOR	AUTHORITY
			ALL	to vote for
			DIRECTORS	ALL Directors
Item 1:	ELECTION OF THE FOLLOWING DIRECTORS:
	01 James A. McIntyre 02 Thomas W. Hayes 03 Louis J. Rampino	04 Wayne R. Bailey 05 David W. Morrisroe 06 Dickinson C. Ross

Withhold authority to vote for the following Director(s):

		FOR	AGAINST	ABSTAIN
Item 2:	RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS

The following are not issuer proposals, but your response is requested to help us serve you better

ELECTRONIC DELIVERY — Check this box if you agree to receive future annual reports and proxy statements by using a computer to access these documents on the Internet, in which case we will not mail paper copies of future annual reports and proxy statements to you unless you request them.

HOUSEHOLDING — Check this box if you agree to receive a single copy of proxy and information statements, annual reports and other shareholder documents, whether by mail, electronic or other delivery.

(FREMONT GENERAL LOGO)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
OF DIRECTORS FOR THE 2002 ANNUAL MEETING OF
STOCKHOLDERS OF FREMONT GENERAL CORPORATION

Signature(s)	Date

Please mark, date and sign as your name appears above and return in the enclosed envelope. If acting as executor, administrator, trustee or guardian, you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign. See other side for important information.

Ù FOLD AND DETACH HERE Ù

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

For registered holders:

Internet
www.eproxy.com/fmt

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number located in the box below to create and submit an electronic ballot.
OR
Telephone
1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number located in the box below, and then follow the instructions given.
	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.